Exhibit 99

Manning & Napier, Inc. Announces Quarterly Dividend

FAIRPORT, NY, March 4, 2022– Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that its Board of Directors has declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on or about March 30, 2022 to shareholders of record as of the close of business on March 16, 2022.

About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 279 employees as of December 31, 2021.

Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts
Investor Relations Contact
Emily Blum
Prosek Partners
973-464-5240
eblum@prosek.com

Public Relations Contact
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com

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